EXHIBIT 99.A

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated March 5, 2015, with respect to the shares of Common Stock, Series A-1 Preferred Stock and Series C Preferred Stock of Propell Technologies Group, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

In witness whereof, the undersigned have caused this Agreement to be executed on their behalf this 5th day of March, 2015.

Ervington Investments Limited

By:	/s/ Maria Damianou
	Name:	Maria Damianou
	Title:	Director

Greenleas International Holdings Ltd.

By:	/s/ Chrystalla Komodromou Stylla
	Name:	Chrystalla Komodromou Stylla
	Title:	on behalf of Thackeray Investments Limited, Director

Harmony Trust Settlement

By:	/s/ Dimitris Ioannidis
	Name:	Dimitris Ioannidis
	Title:	Director of A. Corp - Trustee Limited, Trustee